Exhibit 10.6

GUARANTY FOR MLA

Yum China Holdings, Inc., a Delaware corporation (“Guarantor”),  hereby executes this Guaranty (this “Guaranty”), which shall be deemed a part of the Master License Agreement (including, for the avoidance of doubt, the Exhibits thereto, the “Agreement”) between Yum! Restaurants Asia Pte. Ltd., a private limited company organized and existing under the laws of Singapore (“YRAPL”), and Yum Restaurants Consulting (Shanghai) Company Limited, a company organized under the laws of the People’s Republic of China (“YCCL”), for purposes of making the following guaranty in favor, and for the benefit, of YRAPL.

Capitalized terms used herein without definition shall have the meaning ascribed thereto in the Agreement.

A.            Guaranty

Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees, as primary obligor and not merely as a surety, to YRAPL the prompt and complete performance of each and all of the obligations of YCCL under the Agreement, including prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, upon demand or otherwise, and at all times thereafter, of any and all of the payment obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of YCCL to YRAPL under the Agreement (each such obligation, a “Guarantee Obligation,” and collectively, the “Guarantee Obligations”).  Upon failure by YCCL to perform any Guarantee Obligation, Guarantor shall forthwith without demand perform such obligation in the manner specified herein.   Guarantor hereby agrees that its obligations hereunder shall be an absolute, irrevocable and unconditional guarantee of payment and performance and not merely a guaranty of collection.

All payments made of a Guarantee Obligation will be paid free and clear of and without deduction or withholding for or on account of any Tax (as defined in the Tax Matters Agreement), except as may be required by Law. If Guarantor shall be required by Applicable Law to deduct or withhold any Taxes from such payments, then (i) Guarantor shall make such deductions or withholdings as are required by Applicable Law, (ii) Guarantor shall timely pay the full amount deducted or withheld to the applicable Tax Authority (as defined in the Tax Matters Agreement) and provide YRAPL with receipts or other proof of such payment promptly upon receipt, and (iii) if the amount received by YRAPL is less than the amount it would have received had the applicable payment been made by YCCL (after making any deductions or withholdings as YCCL would have been required to make under Applicable Law), Guarantor shall gross up the payment to YRAPL so that the net amount that YRAPL receives is the same as the amount it would have received (after making any deductions or withholdings) had the applicable payment been made by YCCL.

Guarantor hereby agrees that its obligations hereunder shall not be released, diminished, impaired, reduced or affected by any renewal, extension, adjustment or modification of any of the Guarantee Obligations, including the time, place or manner of payment or performance thereof, and Guarantor hereby consents to any changes in the terms of any of the Guarantee Obligations as agreed to by YRAPL and YCCL, and to any settlement or adjustment with respect to any of the Guarantee Obligations entered into between YRAPL and YCCL.

Guarantor hereby acknowledges that it will receive substantial benefits from the transactions contemplated by the Agreement, and this Guaranty, including the waivers set forth herein, is knowingly made in contemplation of such benefits.  The Guarantee Obligations shall conclusively be deemed to have been created, contracted or incurred in reliance on this Guaranty.

No failure or delay on the part of YRAPL in the exercise of any right or remedy with respect to any of the Guarantee Obligations shall operate as a waiver thereof or any obligations of Guarantor hereunder, and no single or partial exercise by YRAPL of any right or remedy with respect to any of the Guarantee Obligations shall preclude any other or further exercise thereof or the exercise of any other right or remedy.  YRAPL shall not have any obligation to proceed at any time or in any manner against, or to exhaust any or all of YRAPL’s rights against, YCCL or any other Person liable for any of the Guarantee Obligations prior to proceeding against Guarantor hereunder.  Without limiting the foregoing, YRAPL shall not be obligated to file any claim relating to the Guarantee Obligations in the event that YCCL becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of YRAPL to so file shall not affect the Guarantee Obligations or the obligations of Guarantor.  Guarantor’s obligations hereunder shall remain in full force and effect until all Guarantee Obligations shall have been performed in full.  If at any time any performance of any Guarantee Obligation is rescinded or must be otherwise restored or returned upon YCCL’s insolvency, bankruptcy or reorganization or otherwise, Guarantor’s obligations hereunder with respect to such performance shall be reinstated as though such performance had been due but not made at such time.

Guarantor hereby acknowledges and agrees that its obligations hereunder shall not be released, discharged or affected by (a) any change in corporate existence, structure or ownership of YCCL or any other Person, (b) any insolvency, bankruptcy, reorganization or similar proceeding affecting YCCL or any other Person, (c) the addition, substitution or release of any Person now or hereafter liable with respect to the Guarantee Obligations, (d) any rescission, waiver or amendment of the Agreement, (e) the existence of any claim, set-off or other right that Guarantor may have against any Person, (f) the adequacy of any other means of YRAPL obtaining payment or performance related to any of the Guarantee Obligations, (g) the validity or enforceability of the Agreement, or (h) any other act or omission to act or delay of any kind by YRAPL, YCCL or any other Person or any other circumstance which might, but for the provisions hereof, constitute a legal or equitable discharge of or defense to Guarantor’s obligations hereunder (other than to the extent such act, omission, delay or circumstance gives rise to a defense available to YCCL under the Agreement to performance of the Guarantee Obligations).

Guarantor hereby waives any and all rights or defenses which would otherwise require an election of remedies by YRAPL, and further waives promptness, diligence, presentment, demand for payment, default, dishonor and protest, notice of any Guarantee Obligations incurred and all other notices of any kind (other than those expressly required by the Agreement), all defenses that may be available by virtue of any valuation, stay, moratorium or similar Applicable Law now or hereafter in effect, any right to require the marshalling of assets of YCCL or any other Person and all suretyship defenses generally (other than fraud and defenses that are available to YCCL under the Agreement to performance of the Guarantee Obligations).   Guarantor hereby waives and agrees not to exercise any rights that it may have or acquire against YCCL that arise from the existence, payment, performance or enforcement of the Guarantee Obligations (other than any such rights that YCCL has against YRAPL under the

Agreement), including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of YRAPL against YCCL, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from YCCL, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Guarantee Obligations shall have been performed in full (including, with respect to any payment obligations, all such amounts due having been paid to YRAPL in cash in full).  If any amount shall be paid to Guarantor in violation of the immediately preceding sentence at any time prior to the performance in full of the Guarantee Obligations, such amount shall be received and held in trust for the benefit of YRAPL, shall be segregated from other property and funds of Guarantor and shall forthwith be paid or delivered to YRAPL in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guarantee Obligations.

Guarantor hereby acknowledges and agrees that this Guaranty is a primary obligation of Guarantor, and that YRAPL shall be entitled to make a demand hereunder, and pursue all of its rights and remedies against Guarantor, whether or not YRAPL has made any demand or pursued any remedies, or during the pendency of any demand made or remedies pursued, against YCCL or any other Person.  Guarantor represents and warrants to YRAPL that (a) Guarantor has the financial capacity to pay and perform the Guarantee Obligations, (b) Guarantor has all requisite power and authority to execute, deliver and perform this Guaranty, (c) the execution, delivery and performance of this Guaranty has been duly authorized by all necessary action by Guarantor, (d) this Guaranty constitutes the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, (e) this Guaranty does not contravene any provision of Guarantor’s organizational documents or violate, in any material respect, any Applicable Laws or contractual restriction binding on Guarantor or any of its assets and (f) all consents, approvals, authorizations and permits of, and all filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Guaranty by Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Guaranty.

B.            Dispute Resolution

(1)         Certain Definitions.  For purposes of this Guaranty, the term “Parties” means YRAPL, YCCL and Guarantor and the term “Party” means any of them.

(2)         Governing Law.  This Guaranty shall be interpreted and construed under the laws of  the United States of America and the State of Texas, U.S.A. (without regard to, and without giving effect to, their conflict of laws rules).

(3)         Pre-Arbitration Dispute Resolution.  Subject to Section 14.1.6.C. of the Agreement,

(a)         Prior to submitting any dispute under the Agreement (with the exception of any disputes concerning breaches thereof which YRAPL has determined not to be curable) or this Guaranty to mediation, arbitration or any court or other tribunal, YRAPL or YCCL (in the case of the Agreement) or YRAPL or Guarantor (in the case of this Guaranty) shall provide written notice of the dispute to the other Parties.  Upon such notice appropriate executives of YCCL and YRAPL who have authority to resolve the dispute will meet either in person or by video conference or similar means and shall discuss and use good faith efforts to resolve the dispute. If the dispute cannot be resolved within thirty (30) days of such notice, then the Parties shall submit the claim for resolution to non-binding mediation in accordance with Section B(3)(b).

(b)         If the Parties are unable to resolve a dispute under the Agreement or this Guaranty accordance with Section B(3)(a), the Parties agree to submit the dispute (with the exception of any disputes concerning breaches of the Agreement which YRAPL has determined not to be curable) to non-binding mediation before bringing such dispute to arbitration in accordance with Section B(4).  The Parties shall select a mediator within twenty (20) days of the date the dispute is submitted to mediation by a Party.  The mediation shall be conducted in English by a mediator mutually and jointly approved by YRAPL, on the one hand, and YCCL and Guarantor, on the other hand, and failing agreement of the Parties within the twenty (20) day period, by a mediator appointed by the International Institute for Conflict Prevention and Resolution (“CPR”) in accordance with its mediation rules. The mediation shall be conducted at a location mutually and jointly selected by YRAPL, on the one hand, and YCCL and Guarantor, on the other hand, within ten (10) days following the date on which the mediator is appointed, and failing agreement of the Parties within such time period, then the mediation will be held in Dallas, Texas, U.S.A.  The costs and expenses of any such mediation, including compensation and expenses of the mediator (and except for the lawyers’ fees incurred by any Party), shall be borne by YRAPL, on the one hand, and YCCL and Guarantor, on the other hand, equally.

(4)         Arbitration.  If the Parties are unable to resolve a dispute under the Agreement or this Guaranty by mediation in accordance with Section B(3)(b), then such dispute and any other controversy or claim arising out of or relating to the Agreement or this Guaranty, or the breach hereof, including without limitation the determination of the scope or applicability of this agreement to arbitrate, shall, upon written request of a Party (the “Arbitration Request”), be determined by arbitration administered by CPR in accordance with the CPR Rules for Administered Arbitration (“Administered Rules”). Subject to Section 14.1.6.C of the Agreement, details of the arbitration are as follows:

(a)         There shall be three (3) arbitrators.  The panel of three (3) arbitrators will be chosen as follows:  (i) within fifteen (15) days from the date of the receipt of the Arbitration Request, each of YRAPL, on the one hand, and YCCL and Guarantor, on the other hand, will name an arbitrator; and (ii) the two (2) arbitrators so appointed will thereafter name a third, independent arbitrator who will act as chairperson of the arbitral tribunal.  In the event that YRAPL, on the one hand, or YCCL and Guarantor, on the other, fails to name an arbitrator within fifteen (15) days following the date of receipt of the Arbitration Request, then upon written application by a Party, that arbitrator shall be appointed pursuant to the Administered Rules.  In the event that, within thirty (30) days from the date on which the second of the two (2) arbitrators was named, the two (2) appointed arbitrators fail to appoint the third, then the third arbitrator will be appointed pursuant to the Administered Rules.

(b)         The arbitration shall be conducted in English.  Any document that a Party seeks to use that is not in English shall be provided along with an English translation.

(c)          The place of arbitration shall be Dallas, Texas, U.S.A.

(d)         The arbitrators shall establish procedures under which each Party will be entitled to conduct discovery.

(e)          The arbitrators shall award to the substantially prevailing Party (as determined by the arbitrators) the costs and expenses of the proceeding, including reasonable attorneys’ and experts’ fees.

(f)           The arbitrators will issue a reasoned award.

(g)          Notwithstanding any language herein to the contrary, the Parties agree that the award rendered by the arbitrators (the “Original Award”) may be appealed under the CPR Arbitration Appeal Procedure (“Appeal Procedure”).  Appeals must be initiated within thirty (30) days of receipt of an Original Award, in accordance with Rule 2 of the Appeal Procedure, by filing a written notice with CPR.  The Original Award shall not be considered final until after the expiration of the time for filing the notice of appeal pursuant to the Appeal Procedure.  Following the appeal process,  either (i) the Original Award, if no changes have been made by the appellate Tribunal, or (ii) the appellate award, if the Original Award has been changed by the appellate tribunal, may be entered in any court having jurisdiction thereof.  Unless otherwise agreed by the Parties, the appeal shall be conducted at the place of the original arbitration.

(h)         Any award rendered by the arbitrators that is not appealed in accordance with the foregoing provisions or that is not modified by the appeal tribunal, and any award as modified or established by the appeal tribunal, shall be final and judgment may be entered thereon in any court having jurisdiction thereof.

(i)             Each Party retains the right to apply to any court of competent jurisdiction for provisional and/or conservatory relief, including prearbitral attachments or injunctions, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

(j)            The existence and content of the arbitral proceedings and any rulings or award shall be kept confidential by the Parties and members of the arbitral tribunal except (i) to the extent that disclosure may be required of a Party to comply with Applicable Laws or the rules of any applicable stock exchange, protect or pursue a contractual right or perform a contractual obligation, or enforce or challenge an award in bona fide legal proceedings before a court or other judicial authority, (ii) with the consent of all Parties, (iii) where needed for the preparation or presentation of a claim or defense in arbitration, (iv) where such information is already in the public domain other than as a result of a breach of this Section, or (v) by order of the arbitral tribunal upon application of a Party.

(5)         Limitations Period.  Any claim arising out of or relating to the Agreement or this Guaranty shall be governed by the statute of limitations under the governing law set forth in Section B(2).

(6)         Enforcement Costs.  Each Party shall bear its own legal costs (including attorneys’ and experts’ fees, and all other expenses) incurred in enforcing the Agreement or this Guaranty or in otherwise pursuing, or defending against, a claim, demand, action, or proceeding under or in connection with the Agreement or this Guaranty.

C.            Miscellaneous

If any term or other provision of this Guaranty is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Guaranty shall nevertheless remain in full force and effect.  No Party hereto shall assert, and each Party shall cause its respective Affiliates not to assert, that this Guaranty or any part hereof is invalid, illegal or unenforceable.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Guaranty so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

This Guaranty, together with the Agreement, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.  No amendment, modification or waiver of any provision hereof shall be enforceable unless approved by each Party in writing.

The provisions of this Guaranty are solely for the benefit of the Parties and do not and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and there are no third-party beneficiaries of this Guaranty and this Guaranty shall not provide any third Person with any remedy, claim, liability, reimbursement or other right in excess of those existing without reference to this Guaranty.

This Guaranty shall remain in full force and effect and shall be binding on Guarantor, and its successors and assigns, until all the Guarantee Obligations have been performed in full.

Section 19.10 (Construction) of the Agreement is hereby incorporated in this Guaranty as if fully set forth herein.  This Guaranty may be executed in one (1) or more counterparts, all of which shall be considered one (1) and the same agreement, and shall become effective when one (1) or more counterparts have been signed by each of the Parties and delivered to the other Parties (it being agreed that delivery of a manual, stamp or mechanical signature, whether in person, by courier, by facsimile or by email in portable document format, shall be effective).

[Signatures to Follow]

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

YUM CHINA HOLDINGS, INC.

By:	/s/ Micky Pant
	Name:	Micky Pant
	Title:	Chief Executive Officer

Address:
Yum China Holdings, Inc.
16/F Two Grand Gateway, 3 Hongqiao Road
Shanghai, the People’s Republic of China

[Signature Pages to Guaranty]

Accepted and agreed to by:

YUM! RESTAURANTS ASIA PTE. LTD.

/s/ Vinod Mahboobani
Name:	Vinod Mahboobani
Title:	Director

Address:
Yum! Restaurants Asia Pte. Ltd.
99 Bukit Timah Road, #06-09
Singapore 229835

YUM RESTAURANTS CONSULTING (SHANGHAI) COMPANY LIMITED

/s/ Mark Chu
Name:	Mark Chu
Title:	Legal Representative

Address:
Yum Restaurants Consulting (Shanghai) Company Limited
16/F Two Grand Gateway, 3 Hongqiao Road
Shanghai, the People’s Republic of China

[Signature Pages to Guaranty]